Monthly Report - Jun 30, 2013

TriView Global Fund, LLC

The Net Asset Value of a unit as of Jun 30, 2013 was   $618.63    down    -5.11% from $651.94 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period Year To Date

Net Asset Value (1,741.59 units) at May 31, 2013

$

1,135,411.91    $

779,573.69

Addition of 0 units on Jun 01, 2013

-

742,979.04

Redemption of 39.023 units on Jun 30, 2013

(24,140.50)

(336,835.22) Net income (loss)

(58,014.97)

(132,461.07)

Ending Net Asset Value (1,702.568 units) at Jun 30, 2013

Net Asset Value per Unit at Jun 30, 2013

$

1,053,256.44    $

$

618.63

1,053,256.44

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts  (7,433.90)  28,652.86

Change in unrealized gain (loss) on open accounts

(29,718.75)

(15,575.00)

Interest income

0.88

Total: Income  (37,152.65)  13,078.74

Expenses:

Brokerage commissions

5,832.90

39,544.37

Operating expenses  8,347.73  60,163.68

Incentive fee  -  5,277.57

Management fee  1,829.14  11,438.90

Continuing service fee

-

- Organizational & offering expenses

4,852.55

29,115.29

Total: Expenses  20,862.32  145,539.81

Net Income (Loss) - Jun 30, 2013

$

(58,014.97)   $

(132,461.07)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. Managing Member/CPO

TriView Global Fund, LLC

Prepared without audit